EXHIBIT 4.3

Execution Version

PNM RESOURCES, INC.

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

______________________________________

SUPPLEMENTAL INDENTURE NO. 2

Dated as of May 16, 2008

To

INDENTURE

Dated as of March 15, 2005

______________________________________

43138.3

THIS SUPPLEMENTAL INDENTURE NO. 2 (this “Supplemental Indenture No. 2), dated as of May 16, 2008, between PNM RESOURCES, INC., a New Mexico corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

The Company has executed and delivered to the Trustee an Indenture dated as of March 15, 2005, between the Company and the Trustee (the “Base Indenture”) to provide for the issuance from time to time of one or more series of the Company’s senior notes (the “Notes”).

The Company has executed and delivered to the Trustee a Supplemental Indenture No. 1, dated as of March 30, 2005 (“Supplemental Indenture No. 1”), between the Company and JPMorgan Chase Bank, N.A., as Trustee, supplemental to the Base Indenture (the Base Indenture, as supplemented by Supplemental Indenture No. 1, the “Indenture”), to establish the form and terms of a series of Notes known as the Company’s Senior Notes, Series A (the “Series A Notes”).

On March 30, 2005, the Company issued $247,250,000 aggregate principal amount of the Series A Notes (the “Initial Series A Notes”).

On October 2, 2006, The Bank of New York Trust Company, N.A. succeeded to JPMorgan Chase Bank, N.A. as Trustee.

On May 9, 2008, the Initial Series A Notes were the subject of a Successful Remarketing (as defined in Section 5.02(b)(iv) of the Purchase Contract and Pledge Agreement (as defined in Section 1.02(e) hereof)).

The Company has elected, pursuant to Section 2.02 of Supplemental Indenture No. 1, to extend the Maturity Date (as defined in Section 2.02 of Supplemental Indenture No. 1) of the Initial Series A Notes in connection with the Successful Remarketing and the Company desires to specify such extension of the Maturity Date in this Supplemental Indenture No. 2 and in the form of the Series A Notes.

In connection with the Successful Remarketing, the Coupon Rate (as defined in Supplemental Indenture No. 1) of the Initial Series A Notes was reset by the Remarketing Agents (as defined in the Remarketing Agreement (as defined in Section 1.02(e) hereof)) to the Reset Rate (as defined in the Remarketing Agreement) with effect from the Purchase Contract Settlement Date (as defined in the Purchase Contract and Pledge Agreement), as set forth in Section 8.03 of Supplemental Indenture No. 1, and the Company desires to specify such reset Coupon Rate in this Supplemental Indenture No. 2 and in the form of the Series A Notes.

Section 9.01 of the Base Indenture provides that, without the consent of any Holders, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the purposes as provided in Section 9.01 of the Base Indenture, and the Company desires to amend the Indenture including the form of Series A Notes, as hereinafter provided.

In connection with the Successful Remarketing, the Company desires to prepare and execute and cause the Trustee to authenticate and deliver Initial Series A Notes, as modified to conform to the provisions of this Supplemental Indenture No. 2, and to exchange such Initial Series A Notes, as so modified, for Outstanding Initial Series A Notes.

Pursuant to Section 3.01 of the Base Indenture, the Company may increase the aggregate principal amount of a series of Notes without the consent of the Holders of the Notes of such series to the maximum aggregate principal amount authorized with respect to such series as increased, and the Company desires to so increase the aggregate principal amount of the Series A Notes and to provide for the issuance of additional Series A Notes (the “Additional Series A Notes”).

The Company has requested that the Trustee join in the execution and delivery of this Supplemental Indenture No. 2, and all requirements necessary to make this Supplemental Indenture No. 2 a valid, binding and enforceable instrument in accordance with its terms, and to make the Additional Series A Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been satisfied and performed, and the execution and delivery of this Supplemental Indenture No. 2 has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Relation to Base Indenture.  This Supplemental Indenture No. 2 constitutes an integral part of the Indenture.

Section 1.02  Definition of Terms.  For all purposes of this Supplemental Indenture No. 2:

(a)  Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture, or, if not defined in the Base Indenture, in Supplemental Indenture No. 1, in the Purchase Contract and Pledge Agreement or in the Remarketing Agreement;

(b)  a term defined anywhere in this Supplemental Indenture No. 2 has the same meaning throughout;

(c)  the singular includes the plural and vice versa;

(d)  headings are for convenience of reference only and do not affect interpretation; and

(e)  the following terms have meanings given to them in this Section 1.02(e):

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any  particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Stock” means:

           (1) in the case of a corporation, corporate stock;

           (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

           (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

           (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

          (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” with the meaning of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3) any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

          (5) the first day on which the Company ceases to be a Beneficial Owner of a majority of the Voting Stock of either Public Service Company of New Mexico or Texas-New Mexico Power Company;

          (6) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our outstanding Voting Stock immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer,” “Change of Control Payment,” and “Change of Control Payment Date” shall have the meanings set forth below in Section 2.03(a)(1).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date hereof; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. A Person shall be deemed to Control another Person if such Person directly or indirectly owns or controls more than 50% or more of the other Person’s capital stock. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means the Amended and Restated Credit Agreement dated August 15, 2005 among the Company and First Choice Power, L.P., as borrowers, the lenders named therein and Bank of America, N.A., as administrative agent.

 “Debt” means (1) any outstanding debt for money borrowed and (2) any indebtedness evidenced by notes, debentures, bonds or other similar instruments.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than as a result of an optional redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Liens” shall have the meaning specified below in Section 2.03(a)(1) hereof.

“Operating Property” means (1) any interest in real property owned directly by the Company and (2) any asset owned directly by the Company that is depreciable in accordance with generally accepted accounting principles.

“Payment Default” means a default under any mortgage, indenture or instrument under which the Company may issue or by which there may be secured or evidenced any Debt of the Company (or the payment of which is guaranteed by the Company), if that default is caused by a failure to pay principal of, or interest or premium, if any, on such Debt prior to the expiration of the grace period provided in such Debt.

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement dated as of March 30, 2005 among the Company, The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as Purchase Contract Agent (as such term is defined in the Purchase Contract and Pledge Agreement), and U.S. Bank Trust National Association, as Collateral Agent, Custodial Agent and Securities Intermediary (as such terms are defined in the Purchase Contract and Pledge Agreement).

“Remarketing Agreement” means the Remarketing Agreement, dated as of March 30, 2005, as amended and supplemented by the Supplemental Remarketing Agreement, dated as of May 6, 2008, among the Company, the Remarketing Agents named therein and the Purchase Contract Agent named therein.

“Sale and Lease-Back Transaction” means any arrangement with any entity providing for the leasing to the Company of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by the Company to such entity; provided, however, Sale and Lease-Back Transaction shall not include any arrangement (i) first entered into prior to the date of the Indenture and (ii) involving the exchange of any Operating Property for any property subject to an arrangement specified in the preceding clause (i).

“Subsidiary” means, with respect to any Person (the ‘‘parent’’) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of that date, as well as any other corporation, limited liability company, partnership, association or other entity (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held or (2) that is, as of that date, otherwise Controlled (within the meaning of the first sentence of the definition of ‘‘Control’’), by the parent or one or more subsidiaries of the parent.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds to the Company from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (2) the net book value of such property, as determined in accordance with generally accepted accounting principles by the Company at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

The terms “Additional Series A Notes,” “Base Indenture, ” “Company,” “Coupon Rate,” “Indenture,” “Initial Series A Notes,”  “Notes,” “Purchase Contract Settlement Date,” “Maturity Date,” “Remarketing Agents,” “Reset Rate,” “Successful Remarketing,” “Supplemental Indenture No. 1,” “Supplemental Indenture No. 2,” “Series A Notes” and “Trustee” shall have the respective meanings set forth in the recitals to this Supplemental Indenture No. 2 and the paragraph preceding such recitals.

ARTICLE II

CHANGES TO THE TERMS AND CONDITIONS OF
THE SERIES A NOTES

Section 2.01     Maturity Date.  Pursuant to Section 2.02 of Supplemental Indenture No. 1, from and after May 16, 2008, the Maturity Date of the Series A Notes is and shall be May 15, 2015.

Section 2.02    Coupon Rate.  Pursuant to the Remarketing Agreement and Section 8.03 of Supplemental Indenture No. 1, on and after May 16, 2008, the Coupon Rate is and shall be 9.25% per annum.

Section 2.03.  Pursuant to Section 9.01 of the Base Indenture, the Indenture is hereby amended, effective from and after May 16, 2008, to add the following provisions:

(a)           Restrictions on Liens.

(1)     Except as permitted by Subsection 2.03(a)(2) below, for so long as any of the Series A Notes are Outstanding, the Company will not issue, assume, or guarantee any Debt secured by any mortgage, security interest, pledge, lien, charge or similar encumbrance (collectively, “Liens”) of or upon any of the property or assets of the Company or upon any property or assets of any Subsidiary of the Company, owned as of the date specified hereof or thereafter acquired, without also securing the Outstanding Series A Notes (together with, if the Company shall so determine, any other Debt of or guaranteed by the Company ranking senior to, or equally with, the Series A Notes) equally and ratably with such Debt so long as such other Debt is so secured; provided, however, that the foregoing restriction shall not apply to Debt secured by any of the following:

(i)
Liens created, incurred, assumed or existing on property of the Company in favor of the lenders, letter of credit issuers or hedge providers under the Credit Facility and related Hedging Obligations in an aggregate principal amount up to $600 million;

(ii)
Liens on any property or shares of stock of a Person existing at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person or an operating business of a Person to the Company; provided, however, that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(iii)
Liens on any property to secure all or part of the cost of acquiring, constructing, developing, or repairing, altering or improving the property, or to secure Debt incurred to provide funds for any of these purposes or for the reimbursement of funds previously expended for any of these purposes; provided, however, that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, the acquisition, construction, development, repair, alteration or improvement of such property and does not exceed the cost (as determined in accordance with generally accepted accounting principles) to the Company of the property subject to the Lien;

(iv)
Liens in favor of the United States of America or any State thereof, or any department, agency, or instrumentality or political subdivision of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or repairing, altering, or improving the property subject to such Liens; or

(v)
the extension, renewal or replacement of any Lien referred to above; provided, however, that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced; and the maximum principal amount of Debt so secured and not otherwise authorized by the previous clauses shall not exceed the maximum principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal, or replacement.

(2)           Notwithstanding the provisions of Section 2.03(a)(1), so long as any Series A Notes are Outstanding, the Company may issue, assume, or guarantee Debt, or permit to exist Debt, secured by Liens that would not be permitted by the restrictions contained in Section 2.03(a)(1) provided that, at the time of incurrence of such Debt, the sum, without duplication, of:

(i)	the amount of Debt to be incurred and secured by such Liens;

(ii)	the aggregate principal amount of all existing Debt, secured by such Liens; and

(iii)
the Value of all Sale and Lease-Back Transactions in existence at such time (other than (A) any Sale and Lease-Back Transaction that, if such Sale and Leaseback Transaction had been a Lien, would have been permitted by Section 2.03(a)(1), (B) Sale and Lease-Back Transactions permitted by Section 2.03(b) because the commitment by or on behalf of the purchaser was obtained no later than eighteen (18) months after the later of the events described in (i) and (ii) of Section 2.03(b), and (C) Sale and Lease-Back Transactions as to which application of amounts have been made in accordance with clause (y) of Section 2.03(b))

does not exceed at such time $100,000,000.

(3)           If at any time the Company shall issue, assume, or guarantee any Debt secured by any Lien and if Section 2.03(a)(1) requires that the Outstanding Series A Notes be secured equally and ratably with such Debt, the Company will promptly execute or cause to be executed, at its expense, any instruments necessary to so equally and ratably secure the Outstanding Series A Notes and deliver the same to the Trustee along with:

(i)           An Officers’ Certificate stating that the covenant of the Company contained in Section 2.03(a)(1) has been complied with; and

(ii)           An Opinion of Counsel to the effect that the Company has complied with the covenant contained in Section 2.03(a)(1), and that any instrument executed or caused to be executed by the Company in the performance of such covenant complies with the requirements of such covenant.

In the event that the Company shall hereafter secure Outstanding Series A Notes equally and ratably with any other obligation or indebtedness pursuant to the provisions of this Section 2.03(a), the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and any intercreditor or similar agreement and to take such action, if any, as it may deem advisable.

(b)       Sale Leaseback Transaction.  So long as any Series A Notes are Outstanding, the Company will not enter into any Sale and Lease-Back Transaction with respect to any Operating Property if the commitment by the purchaser was obtained more than 18 months after the later of (i) the completion of the acquisition, construction, or development of the Operating Property or (ii) the placing in operation of the Operating Property or of the Operating Property as constructed, developed, or substantially repaired, altered, or improved, unless:

(x)           the Company is entitled pursuant to Section 2.03(a)(1) or Section 2.03(a)(2) to issue, assume, or guarantee Debt secured by a Lien on such Operating Property without equally and ratably securing the Series A Notes; or

(y)           within 180 days after the effective date of the Sale and Lease-Back Transaction, the Company applies or causes to be applied to the retirement of any Debt of the Company ranking senior to, or equally with, the Series A Notes:

(aa)  in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof (but not in excess of the net book value of the Operating Property at the date of sale or transfer); or

(bb)  in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value (as determined by the Company’s Board of Directors) of the Operating Property so leased;

provided, however, that the amount to be applied to the retirement of Debt will be reduced by an amount equal to the principal amount of any Debt voluntarily retired by the Company within such 180-day period (plus any premium or fee paid in connection with any redemption in accordance with the terms of such Debt), excluding retirement pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

 (c)  Repurchase at Holders’ Option.

(1) Subject to Subsection 2.03(c)(2) below, if a Change of Control occurs, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Series A Notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Series A Notes. In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Series A Notes repurchased plus accrued and unpaid interest on the Series A Notes repurchased, if any, to the date of purchase (the “Change of Control Payment Date”).  Within ten days following any Change of Control, the Company will mail a notice to each Holder of Series A Notes describing (A) the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, and (B) the procedures determined by the Company, consistent with this Supplemental Indenture No. 2, that a Holder must follow in order to have its Series A Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

          (i) accept for payment all Series A Notes or portions of Series A Notes (of $1,000 and integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

          (ii) deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Series A Notes or portions of Series A Notes properly tendered pursuant to the Change of Control Offer; and

          (iii) deliver or cause to be delivered to the Trustee the Series A Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Series A Notes or portions of Series A Notes being purchased by the Company.

The Trustee will promptly mail to each Holder of Series A Notes properly tendered the Change of Control Payment for such Series A Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Series A Note equal in principal amount to any unpurchased portion of the Series A Notes surrendered, if any; provided that each new Series A Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Holder in whose name a Series A Note is registered at the close of business on such record date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Company will publicly announce the results of  the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

To the extent that the provisions of any securities laws or regulations conflict with this Section 2.03(c), the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.03(c) by virtue of such conflict.

(2)           Prior to making a Change of Control Payment, and as a condition to such payment (i) the requisite holders of each issue of Debt issued under an indenture or other agreement that would be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding Debt issued under an indenture or other agreement that would be violated by a payment to the Holders of Series A Notes under a Change of Control Payment or (iii) the Company must offer to repay all such Debt, and make payments to the holders of such Debt that accept such offer, and obtain waivers of any event of default from the remaining holders of such Debt.  The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment.

(3)           The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Subsection 2.03(c)(1) applicable to a Change of Control Offer made by the Company and purchases all Series A Notes properly tendered and not withdrawn under the Change of Control Offer.

(d)   Amended Event of Default.   Only with respect to the Series A Notes, Section 5.01(1) of the Base Indenture is hereby amended and restated as follows: “default in the payment of any interest upon any Series A Note when it becomes due and payable, and continuance of such default for a period of 30 days.”

(e)  Additional Event of Default.   Pursuant to Section 5.01(7) of the Base Indenture, the following are added as new Events of Default only with respect to the Series A Notes:

“(8)
default under any mortgage, indenture or instrument under which the Company may issue or by which there may be secured or evidenced any Debt of the Company (or the payment of which is guaranteed by the Company), whether such Debt or guarantee now exists or is created after May 16, 2008 (the date of execution of Supplemental Indenture No. 2, dated as of May 16, 2008, between the Company and the Trustee), if that default:

(a)	is caused by a Payment Default; or

(b)	results in the acceleration of such Debt prior to its stated maturity,

and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20,000,000 or more; or

(9)
failure by the Company to pay any final judgment in excess of $20,000,000 or one or more final judgments in excess of $40,000,000 in the aggregate (in each case, net of any amounts which a reputable and creditworthy insurance company has acknowledged liability for in writing), entered by a court or courts of competent jurisdiction (not subject to appeal), which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired.”

(f)           Interest Payment Dates.  From and after May 16, 2008, the Interest Payment Dates for the Series A Notes are and shall be May 15 and November 15 of each year.

ARTICLE III

AMENDMENT OF BASE INDENTURE

Section 3.01.   The Base Indenture is hereby amended by deleting the defined term “Corporate Trust Office” in Section 1.01 of the Base Indenture in its entirely and replacing it with the following:

“‘Corporate Trust Office’ means the office of the Trustee at which at any particular time its corporate trust business in Los Angeles, California shall be principally administered, which office as of the date of this instrument is located at 700 South Flower Street, Suite 500, Los Angeles, California 90017, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Division - Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Holders and the Company.”

ARTICLE IV

FORM  OF SERIES A NOTES; EXCHANGE OF INITIAL SERIES A NOTES

Section 4.01  Form of Series A Note.  From and after the Purchase Contract Settlement Date, the Series A Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Series A Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

Section 4.02  Exchange of Series A Notes.  Series A Notes in the aggregate principal amount of up to $247,250,000 may from time to time, upon execution of this Supplemental Indenture No. 2, be executed by the Company and delivered to the Trustee for authentication and delivery, and, upon Company Order, the Trustee shall thereupon authenticate and deliver said Series A Notes to the Holders of, and in exchange for a like principal amount of, Outstanding Initial Series A Notes.

ARTICLE V

ADDITIONAL SERIES A NOTES

Section 5.01  Additional Series A Notes.  Pursuant to Section 3.01 of the Base Indenture, the Company hereby elects to increase the aggregate principal amount of the Series A Notes to $350,000,000 and to issue up to $102,750,000 aggregate principal amount of Additional Series A Notes.  The Additional Series A Notes shall have identical terms as the Initial Series A Notes, as modified by Articles II and III of this Supplemental Indenture No. 2, and shall be in the form of the Series A Notes provided in Section 4.01 of this Supplemental Indenture No. 2, except that the original date of issue of the Additional Series A Notes shall be May 16, 2008, the original interest accrual date of the Additional Series A Notes shall be May 16, 2008 and the initial Interest Payment Date shall be November 15, 2008.  The Additional Series A Notes shall be a part of the Series A Notes, together with the Initial Series A Notes, and the Initial Series A Notes and the Additional Series A Notes shall be a single class for all purposes of the Indenture, as supplemented and amended by this Supplemental Indenture No. 2.

Section 5.02  Future Issuances of Additional Series A Notes.  Additional Series A Notes may from time to time, upon execution of this Supplemental Indenture No. 2, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Additional Series A Notes upon the execution and delivery of a Company Order pursuant to Section 3.03 of the Base Indenture, and upon the satisfaction of the other conditions set forth in such Section 3.03, without any further action by the Company (other than as required by the Base Indenture).

ARTICLE VI

MISCELLANEOUS

Section 6.01 Ratification of Indenture. The Base Indenture, as supplemented by Supplemental Indenture No. 1 and as supplemented and amended by this Supplemental Indenture No. 2, is in all respects ratified and confirmed, and this Supplemental Indenture No. 2 shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 6.02  Trustee Not Responsible for Recitals. The recitals herein and in the Series A Notes are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 2 or of the Series A Notes.  The Trustee shall not be accountable for the use or application by the Company of the Series A Notes or of the proceeds thereof.

Section 6.03 New York Law To Govern. THIS SUPPLEMENTAL INDENTURE NO. 2 AND EACH SERIES A NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE).

Section 6.04 Separability. In case any one or more of the provisions contained in this Supplemental Indenture No. 2 or in the Series A Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture No. 2 or of the Series A Notes, but this Supplemental Indenture No. 2 and the Series A Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 6.05 Counterparts. This Supplemental Indenture No. 2 may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 2 to be duly executed as of the day and year first above written.

PNM RESOURCES, INC.

By: /s/ Charles N. Eldred
Charles N. Eldred
Executive Vice President and
Chief Financial Officer

By: /s/ Terry R. Horn
Terry R. Horn
Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By: /s/ Raymond Torres
Raymond Torres
Assistant Vice President

Exhibit A

[IF THIS SENIOR NOTE IS TO BE A GLOBAL NOTE, INSERT:]

THIS SENIOR NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS SENIOR NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PNM RESOURCES, INC.

Senior Note, Series A

CUSIP: ______________

ISIN: ________________

No.	$

PNM RESOURCES, INC., a corporation duly organized and existing under the laws of New Mexico (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to _________, or registered assigns, [Insert in certificated Senior Notes -              DOLLARS ($            )][Insert in Global Notes - the principal sum as set forth in the Schedule of Increases or Decreases In Senior Note attached hereto], on May 15, 2015 (the “Maturity Date”), and to pay interest thereon from May 16, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 15 and November 15 of each year (each, an  “Interest Payment Date”), commencing November 15, 2008, at the rate of 9.25% per annum (the “Coupon Rate”), until the principal hereof is paid or duly provided for or made available for payment.  This Senior Note shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Coupon Rate from and after May 16, 2008, compounded semi-annually. The amount of interest payable for any full Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Senior Note (or one or more predecessor Senior Notes) is registered at the close of business on the Record Date for such Interest Payment Date.

Payment of the principal of and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Note Register or by wire transfer to an account appropriately designated by the Person entitled to payment by written notice given at least ten calendar days prior to the Interest Payment Date.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

                 PNM RESOURCES, INC.

By:_____________________
         Name:
         Title:

Attest:

__________________________
[Assistant] Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated:	THE BANK OF NEW YORK TRUST COMPANY, N.A.,

 as Trustee

By:_____________________________
Authorized Officer

REVERSE OF SENIOR NOTE

This Senior Note is one of a duly authorized issue of notes of the Company (herein called the “Senior Notes”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of March 15, 2005, between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as Trustee (herein called the “Trustee”, which term includes any successor trustee), as supplemented by Supplemental Indenture No. 1, dated as of March 30, 2005, between the Company and the Trustee (“Supplemental Indenture No. 1”) and as amended and supplemented by Supplemental Indenture No. 2, dated as of May 16, 2008, between the Company and the Trustee (“Supplemental Indenture No. 2” and, together with the Base Indenture and Supplemental Indenture No. 1, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered.  This Senior Note is one of the series designated on the face hereof.

All terms used in this Senior Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

The Company may not redeem the Senior Notes at its option prior to the Maturity Date.

The Senior Notes are not entitled to the benefit of any sinking fund and Article XIII of the Base Indenture shall not apply to the Senior Notes.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Senior Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Senior Notes at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Senior Notes of all series at the time outstanding considered as one class. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Senior Notes at the time outstanding to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Senior Note shall be conclusive and binding upon such holder and upon all future holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Note Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Senior Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Senior Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes of this series are exchangeable for a like aggregate principal amount of Senior Notes of this series of a different authorized denomination, as requested by the holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS SENIOR NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE).

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Senior Note to:

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

(Insert assignee’s social security or tax identification number)

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

(Insert address and zip code of assignee)

and irrevocably appoints

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________________________________

agent to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him or her.

Date:	_________

Signature:

___________________________________

Signature Guarantee: ___________________________________

(Sign exactly as your name appears on the other side of this Senior Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Insert in Global Notes or certificated Senior Notes]

SCHEDULE OF INCREASES OR DECREASES IN SENIOR NOTE

The initial principal amount of this Senior Note is $    ,000,000. The following increases or decreases in a part of this Senior Note have been made:

Date	Amount of decrease in principal amount of this Senior Note	Amount of increase in principal amount of this Senior Note	Principal amount of this Senior Note following such decrease or increase	Signature of authorized officer of Trustee